Tyson to Restructure Beef Operations at Emporia, Kansas

Slaughter operations to cease; Plant to focus on specialty processing

January 25, 2008 – Springdale, Arkansas – As part of a strategy to optimize its commodity meat business, Tyson Foods, Inc. (NYSE: TSN) is restructuring operations at its Emporia, Kansas, beef plant, Tyson officials announced today.

Beef slaughter operations will cease within the next few weeks. However, the facility will still be used as a cold storage and distribution warehouse and will process ground beef. In addition, the Emporia facility will help enhance efficiencies at some other Tyson plants by taking over the processing of certain commodity and specialty cuts, which have typically slowed production at those other locations. The company has no present plans to use the slaughter area of the Emporia plant; however, the equipment there will be left intact.

“This is an extremely difficult decision, given the great team of people who work there and our investment in the plant,” said Dick Bond, president and CEO of Tyson Foods. “However, we must make changes to our commodity business model to effectively manage through challenging market conditions.

“There continues to be far more beef slaughter capacity than available cattle and we believe this problem will continue to afflict the industry for the foreseeable future,” said Bond. “We estimate the current slaughter overcapacity in the industry to be between 10,000 and 14,000 head of cattle per day.”

“This imbalance is especially a problem for Emporia,” he said. “Cattle production has moved from eastern to western Kansas over the past twenty to thirty years, and the Emporia plant is no longer centrally located in relationship to where most of the cattle it slaughters are raised.”

In addition, the U.S. cattle herd is not growing. Tyson sees no signs of appreciable growth in the fed cattle supply over the next two to three years, which is consistent with the opinions of various industry analysts. The rising price of grain, caused in part by the use of corn for ethanol, has put pressure on feed costs, land costs and the use of farm ground. Further, the number of cows being retained for calf production continues to decline.

“At a time in the cattle cycle when cattle numbers should be at or near their highest, the level of production is not approaching its historic peaks and we do not see any increases in fed cattle production in the foreseeable future,” said Jim Lochner, senior group vice president of Tyson Fresh Meats.

“In light of the slaughter overcapacity and the outlook for fed cattle inventories, we have reviewed the operations of each of our facilities, their location relative to available cattle supplies, and have determined slaughter operations at the Emporia facility should be discontinued,” Lochner said. “By making this change, we’ll be able to divert more cattle to our other facilities, which are more strategically located, and improve their capacity utilization.”

The discontinuation of slaughter operations will result in the elimination of approximately 1,500 of the 2,400 jobs currently provided at the Emporia plant. This will include people employed in first and second shift slaughter, as well as second shift processing.

Affected workers will continue to be paid and receive benefits for 60 days. Tyson Human Resources representatives will begin meeting with them next week to discuss other employment opportunities within the company. The workers will be encouraged to consider transferring to other Tyson locations, such as company beef facilities at Finney County, Kansas; Dakota City and Lexington, Nebraska; and Joslin, Illinois. The company will offer cash relocation incentives for qualified workers. Those who transfer will retain their seniority as it relates to the accrual of benefits, including vacation time, as well as wage increases.

Tyson will also work cooperatively with the Kansas Department of Labor to help provide workers with information about unemployment benefits and help in finding employment outside the company.

The Emporia plant has been part of Tyson Foods since the company’s purchase of IBP, inc. in 2001. IBP bought the plant from Armour & Co. in late 1967 and began production in 1969 after the facility had been extensively remodeled and expanded.

In addition to Emporia, Tyson’s U.S. beef plants are located in Amarillo, Texas; Dakota City, Nebraska; Denison, Iowa; Finney County, Kansas; Joslin, Illinois, Lexington, Nebraska and Pasco, Washington. The company also has a beef complex in Canada, and is involved in a vertically integrated beef operation in Argentina.